Exhibit 21.1
SUBSIDIARIES OF THE COMPANY

Name	Jurisdiction of Incorporation
Starz Capital Holdings 1, Inc.	Delaware
StarzPlay UK Limited	United Kingdom
StarzPlay Canada GP Inc.	Canada (British Columbia)
Starz Capital Holdings LLC	Delaware
Starz Play Direct UK Limited	United Kingdom
StarzPlay Canada, LP	Canada (Manitoba)
Starz Entity Holding Company, LLC	Delaware
Starz, LLC	Delaware
Starz Acquisition LLC	Delaware
Starz Canada Holdco, LLC	Delaware
StarzPlay Management US, LLC	Delaware
StarzPlay US, LLC	Delaware
StarzPlay Direct US, LLC	Delaware
Starz Entertainment, LLC	Colorado
Starz Docu-Series Productions, LLC	Delaware
Starz Safari Productions, LLC	Delaware
Starz Finance Corp.	Delaware
Starz Independent, LLC	Delaware
Starz Venery Production, Inc.	Delaware
Starz Black Samurai Productions, LLC	Delaware
Aries Pictures, LLC	Colorado
Boxing Productions, LLC	Delaware